EXHIBIT 10.2

Personal & Confidential

March 1, 2013

Mr. Mark F. Mulhern
XXXX XXX XXXX XXXX
XXXX, XX XXXX

Dear Mark:

I am pleased to offer you the position of Executive Vice President and Chief Financial Officer of EXCO Resources, Inc. (“EXCO”). You will remain a director of EXCO for a transition period to be determined by EXCO’s Board of Directors. In this position you will be based in the Dallas office and will report directly to Doug Miller, Chairman of the Board and Chief Executive Officer of EXCO. It is our understanding that your start date will be April 1, 2013.

The following pages describe some important details about your offer, including your compensation and benefits package and the general terms of your employment.

Base Pay
In this position your starting base salary will be $31,250.00 semi-monthly, which is equivalent to an annual amount of $750,000. This figure does not take into account any tax withholding required by law.

Annual Cash Bonus

You will be eligible for an annual cash bonus with a 50% target of salary tied to performance metrics and the discretion of the Compensation Committee. The first year’s (2013) bonus will be prorated from your date of employment.

Stock Options

Initially, you will receive a stock option grant to purchase 200,000 shares of EXCO common stock under the EXCO 2005 Long-Term Incentive Plan. The option price of the stock will be the market value of EXCO common stock as of the close of business on your date of hire, subject to any required Board or delegated officer approval. These initial stock options will vest in 1/4 installments on the date of grant and the first, second and third anniversaries of the date of grant with a ten-year term. All of the stock option shares shall be fully vested automatically upon a Change of Control as defined in the Plan.

Restricted Stock

You will receive a grant of 100,000 shares of restricted common stock under EXCO’s 2005 Long-Term Incentive Plan. This restricted stock will be granted on your date of hire and will vest at the rate of 1/3 on the first, second and third anniversaries of the date of grant. All Restricted Stock shall be fully vested automatically upon a Change of Control as defined in the Plan.

Your Health and Welfare Benefits
The Company makes the following benefits available to employees under its flexible benefit program:

• Medical plan	• Short-term disability
• Dental plan	• Long-term disability
• Vision plan • Life insurance	• Flexible spending accounts (health care and dependent care) • Voluntary Spouse/Child Life insurance

You’ll find a summary of these benefits in the enclosed brochure. Detailed benefits information will be provided to after the start of your employment.

Retirement Benefits

401k Plan: You can build your retirement savings by contributing to EXCO Resources’ 401k plan—and taking advantage of the Company’s matching contributions. ($1 for every $1 contributed up to IRS limit) You may change your contribution percentage or your investment selections at any time.

Relocation

We will relocate you to Dallas in accordance with the enclosed “Executive Homeowner” relocation policy. Relocation services will be provided by CARTUS. In addition to the standard Company relocation policy, you will receive a one time recruitment and relocation payment of $200,000 (designed to cover approximate commuting costs for first year). This payment will be payable as part of your first paycheck and is subject to the enclosed one (1) year relocation repayment agreement. This recruitment and relocation payment will be reported as taxable income and tax assistance will not be provided. The payment you receive will be less any applicable payroll taxes.

Vacation

Based on your experience level, you will be eligible for four (4) weeks of vacation which is the maximum allowed under our policy. Vacation is pro-rated the first year of employment based on start date.

Severance and Change in Control

Severance and Change in Control protections are consistent with existing change of control severance plan and acceleration rights disclosed in EXCO’s proxy statement (i.e., multiples of compensation and accelerated vesting of awards). In the event of a Change of Control, as defined by the Plan, you will be covered under the EXCO Resources, Inc. Severance Plan (as it may be amended from time to time, the “Plan”).  The Plan provides you severance pay equal to 1.25 times your annual base pay in the event that on or within twelve months following a Change of Control you (i) are terminated without cause or (ii) voluntarily terminate your employment with EXCO for Good Reason (as defined by the Plan).  The severance pay is contingent upon you executing a release form as required by the Plan.

Outside Board Service

You will be granted the ability to serve on up to two outside public company boards, subject to approval of Board as to specific company. Any scheduling conflicts resolved to benefit of EXCO and adherence to EXCO’s conflict of interest policy is required.

Other important terms of your offer
In accordance with company policy, this offer is being made contingent upon your satisfactory completion of a pre-employment drug screen (must be taken within 5 days of receipt of this offer), background check and EXCO employment application. Please be advised that there is no expressed or implied contract of employment between you and EXCO Resources, Inc. Your relationship with EXCO will be one of employment at will, which may be terminated by either you or EXCO at any time. We, however, look forward to a long and professionally rewarding relationship with you.

We believe you will be a valuable member of the EXCO team as well as a significant contributor to our ongoing success—and we look forward to having you join EXCO. We encourage you to contact us if you have any questions concerning this offer. Otherwise, if you are accepting this employment offer, please sign and return this letter to confirm your acceptance. Your signed acceptance must be received by the undersigned no later than 4pm, Dallas time, March 6, 2013. Please fax your signed offer and related documents to the HR confidential fax at 214-706-3401. Should we fail to receive your acceptance by that deadline, this offer will be withdrawn.

If you have any questions about your offer, please feel free to contact me at 214-706-3495.

Sincerely,

/s/ Joe D. Ford

Joe D. Ford
Vice President of Human Resources

Agreed to and Accepted:

Mark Mulhern
Print Name                        Date March 2, 2013

/s/ Mark Mulhern                    April 1, 2013
Signature                        Tentative Start Date

Enclosures:
Benefits Summary                    Drug Testing Information
I-9 form                         Credit Card Agreement
Disclosure and Authorization Form            Relocation Policy and Repayment Agreement

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